Exhibit 99.1

N E W S R E L E A SE

Contacts:

Investors:	Media:
John S. Penshorn	Tyler Mason
UnitedHealth Group	UnitedHealth Group
(952) 936-7214	(424)333-6122

For Immediate Release

UNITEDHEALTH GROUP ADVANCES SENIOR LEADERSHIP TEAM

MINNETONKA, MN, November 12, 2014 — UnitedHealth Group [NYSE: UNH] today announced changes to its senior leadership team designed to continue the company’s progress toward a future state defined by distinctive consumer and market responsiveness, market-leading clinical care quality and service delivery, and the most advanced data, technology and applied analytics capabilities.

“We are bringing forward the next generation of leaders to work together, over the next five years, to continue diversifying our offerings, advancing our industry-leading technology and data services, elevating our service levels, deepening our collaboration with customers, governments and care providers and innovating around consumers and next stage care provision,” said Stephen J. Hemsley, chief executive officer of UnitedHealth Group.

The company announced formation of an Office of the Chief Executive, comprising Hemsley; Larry C. Renfro, Vice Chairman of UnitedHealth Group; and David S. Wichmann, President, UnitedHealth Group.

Specific changes to the UnitedHealth Group leadership include:

Wichmann, 52, will serve as President.  He will have oversight responsibility for all of UnitedHealthcare’s domestic and international businesses, and for overall UnitedHealth Group performance.  He will transition out of his current role as chief financial officer over the next 12 to 18 months.

Renfro, 60, will remain CEO of Optum and, as newly-named Vice Chairman, will assume additional UnitedHealth Group oversight responsibilities for all enterprise strategic relationships, key client relationships and for company-wide business growth efforts.

Renfro and Wichmann will continue to report to Hemsley and will be joined in the Office of the Chief Executive by Marianne Short, the company’s executive vice president, Chief Legal Officer, and Ellen Wilson, executive vice president, Human Capital.

The company named Dirk McMahon, 54, currently chief operating officer of Optum and CEO of Optum Rx, as executive vice president, enterprise operations of UnitedHealth Group, reporting to Wichmann.

Gail K. Boudreaux announced her decision to leave her position of executive vice president, UnitedHealth Group, and CEO, UnitedHealthcare, after successfully achieving the growth and performance goals that were set when she joined the company in 2008.  “We are deeply grateful for Gail’s many contributions to our enterprise, her executive leadership, the focus she brought to local health care markets, building our culture and fostering innovation, as well as for her fellowship and counsel,” said Hemsley.

These changes, and related supplementary ones, take effect immediately.

“Since our last meaningful organizational changes, UnitedHealth Group has grown to serve 14 million more people, has $36 billion more in revenues, has added 75,000 employees — while diversifying more deeply in health services and international markets.  Having generated this strong growth, and in anticipation of further growth in an evolving health care marketplace, UnitedHealth Group is again adapting our organization and drawing on and diversifying our deep leadership team to position us most effectively to make meaningful contributions in health care for years to come,” said Hemsley.

About UnitedHealth Group

UnitedHealth Group (NYSE: UNH) is a diversified health and well-being company dedicated to helping people live healthier lives and making health care work better. UnitedHealth Group offers a broad spectrum of products and services through two business platforms: UnitedHealthcare, which provides health care coverage and benefits services; and Optum, which provides information and technology-enabled health services. Through its businesses, UnitedHealth Group serves more than 85 million people worldwide. For more information, visit UnitedHealth Group at www.unitedhealthgroup.com.

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